Exhibit 99.1

Anthony Bowers Joins ParkerVision Board of Directors

Fills Vacancy Created by Retirement of Lewis Titterton

Jacksonville, Florida, May 21, 2026 -- ParkerVision, Inc. (OTCQB: PRKR), announced today that it has appointed Mr. Anthony (Tony) Bowers as a Class II director to fill a vacancy on the company’s board of directors created by the May 15, 2026 retirement of Mr. Lewis H. Titterton, Jr.

Tony is the Director of Corporate Sales at Intro-act, LLC, a capital introduction company that uses artificial intelligence (AI) to optimize connections between issuers and their most compatible investors.  He has over 30 years of combined experience in corporate and institutional sales, including leadership roles at OTR Global and Goldman Sachs.  He holds an MBA in Accounting and Finance from the Wharton School, as well as a Bachelor’s in Economics from Amherst College.

“We are excited to have Tony join our Board,” stated Jeffrey Parker, CEO of ParkerVision.  “Tony’s background in corporate investor relations and institutional investing, along with his knowledge of ParkerVision’s business objectives and challenges, brings a unique perspective to our Board.  We look forward to his contribution as we continue to advance our international licensing program and explore future opportunities.”

Mr. Parker continued, “We will miss Lew’s mentorship and guidance and wish him well in his retirement.  As one of the Company’s larger shareholders, we expect Lew will continue to remain supportive of the Company and its strategic direction.”

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products.  ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others.  For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements.  The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company's forward-looking statements.

Forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements.  There are a number of important factors that could cause the Company's actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 and disclosures in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Securities and Exchange Commission.  Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statement and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:

Cindy French                                                       Tony Vignieri

Chief Financial Officer                                        Communications Director